Exhibit 99.1

For Immediate Release:

Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
(510) 505 2233

Ciphergen Announces Receipt of Determination Letter from Nasdaq

Fremont, CA, June 30, 2006 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced today that the Nasdaq Listings Qualification Department (“Nasdaq”) notified Ciphergen Biosystems, Inc. (the “Company”) that the Company has failed to comply with the continued listing requirements of The Nasdaq National Market because the market value of the Company’s listed securities has fallen below $50,000,000 for 10 consecutive business days (pursuant to Rule 4450(b)(1)(A) of the Nasdaq Marketplace Rules). Pursuant to Nasdaq Marketplace Rule 4450(e)(4), the Company was provided a period of 30 calendar days, or until June 23, 2006, to regain compliance. On June 26, 2006, the Company received a subsequent Nasdaq Staff Determination letter indicating that the Company fails to comply with the aggregate market value of publicly held shares requirement for continued listing set forth in Marketplace Rule 4450(b)(1)(A), and that its securities are, therefore, subject to delisting from The Nasdaq National Market (the “Staff Determination”). The Company plans to request a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff Determination, although there can be no assurance that the Panel will grant the Company’s request for continued listing.

About Ciphergen

Ciphergen is dedicated to translating protein biomarkers and panels of biomarkers into protein molecular diagnostic tests that improve patient care. We are also focused on providing collaborative R&D services through our Biomarker Discovery Center® laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays. Ciphergen develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research and process proteomics applications. ProteinChip Systems enable protein discovery, validation, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements. For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”), Ciphergen disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements regarding Ciphergen’s ability to appeal its delisting before the Nasdaq Listings Qualification Department.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the risk that it will be unsuccessful in its appeal. Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q filed May 15, 2006, for further information regarding these and other risks related to the Company’s business.

Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.